EXHIBIT 10.2

FIRST AMENDMENT

TO THE

Zions Bancorporation 2006-2008 Value Sharing Plan

This First Amendment to the Zions Bancorporation 2006-2008 Value Sharing Plan (the “Plan”) is made effective as of the 1st day of January, 2006, by Zions Bancorporation Benefits Committee (“Committee”) on behalf of Zions Bancorporation, hereinafter referred to as the “Company.”

W I T N E S S E T H:

WHEREAS, the Company has heretofore entered into the Plan; and

WHEREAS, the Company has reserved the right to amend the Plan in whole or in part and has delegated amendment authority to the Committee; and

WHEREAS, the Company wishes to amend the Plan to comply with the final regulations issued Internal Revenue Service under Section 409A of the Code; and

WHEREAS, these amendments are within the authority granted to the Committee by the Committee.

NOW THEREFORE, in consideration of the foregoing premises the Committee adopts the following amendments to the Plan (amended language is in bold italics):

(Objective)

1. The section titled “Objective” is amended as follows:

The purpose of the 2006–2008 Zions Bancorporation Value Sharing Plan (the “Plan”) is to provide a three-year incentive plan for selected members of the senior management group and other key managers of Zions Bancorporation and its subsidiaries (the “Company”). It is designed to create long-term shareholder value by focusing the Participant’s attention on improving the Company’s financial results over a three-year period. The Plan is intended to provide for incentive bonus payments, determined as provided herein, which qualify as performance based compensation paid on a short term deferral basis, within the meaning of the regulations and guidance issued by the Internal Revenue Service pursuant to Section 409A of the Internal Revenue Code (“IRS Guidance”). The Company also intends that the compensation payable under the Plan shall be subject to and available for deferral under the terms of the Zions Bancorporation Restated Deferred Compensation Plan (“Zions DC Plan”).

(Eligibility)

2. The Section titled “Eligibility” is amended as follows:

Selected key members of the senior management group and other key managers in the Company its subsidiaries as determined by the Zions Bancorporation Board of Directors (the “Board”) or its Executive Compensation Committee (the “Committee”). In connection with the Plan, the Company shall maintain a written list of those eligible to participate in the Plan who shall be referred to herein as “Participants.”

(Frequency of Awards)

3. The titled “Frequency of Awards” is amended as follows:

Except as provided herein, the incentive bonus payments, if any, earned under this Plan will be paid no later than the 15th day of the third month following the conclusion of the Award Period.

(Other Administrative Provisions)

4. Section 4, Other Administrative Provisions is amended as follows:

(3) Except as provided in sub-paragraph 4 below, Participants will not vest in any benefits available under the Plan until the conclusion of the Award Period.

(4) In order to receive any payment under the Plan, Participants must be employed by the Company or one of its subsidiaries at the time payment is actually made. This rule shall apply regardless of whether the payment is the initial payment made following the conclusion of the Award Period or the deferred payment described below. Nevertheless, in the event a Participant attains a separation from service on account of death, permanent disability, or normal or early retirement (unless following termination of employment on or after early retirement age the Participant becomes employed by an entity which competes with Zions Bancorporation or any of its subsidiaries), Participant (or his/her estate) shall be eligible to receive a pro-rata incentive payment at the conclusion of the Award Period. This award will be based upon the Participant’s calculated incentive award as approved by the Board or Committee for the performance achieved for the number of full calendar quarters the Participant was employed as an officer of the Company and was a Participant in the Plan prior to death, permanent disability or retirement. For purposes of this Plan, a Participant will not be considered to have terminated employment on account of early retirement before age 55, or on account of normal retirement before age 65, unless otherwise approved by the

Committee in advance of termination by the Committee. For purposes of the Plan, permanent disability means a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.

(5) If the amount of the incentive bonus payment due a Participant at the conclusion of the Award Period exceeds 100% of his/her base salary as in effect at December 31, 2008, or at such earlier date on which the Participant’s termination of employment with the Company occurs, then payment of the excess amount shall be deferred and paid following the first anniversary of the conclusion of the Award Period, but in no event later than March 15, 2010. Receipt of the excess incentive bonus payment amount is expressly conditioned on the Participant satisfying the employment conditions established in (4). Nevertheless, if a Participant timely and properly elects, as permitted under the Zions DC Plan, to defer any incentive bonus payment or any excess incentive bonus payment that would otherwise be payable under (4) or (5), the Participant shall be required to be continuously employed by the Company or one of its subsidiaries only through the actual date the payment would have been made under this Plan, but for the Participant’s deferral election made under the Zions DC Plan.

(6) The Company shall retain the right to withhold payment of incentive bonus compensation to Participants in the event of a significant deterioration in the Company’s financial condition, or if so required by regulatory authorities, or for any other reason considered valid by the Board in its sole discretion.

(7) Designation as a Participant in the Plan does not create a contract of employment for any specified time, nor shall such act to alter or amend the Company’s “at-will” policy of employment.

(8) In the event a Participant transfers within the Company during the Award Period, he/she may be eligible to receive a pro-rata award from each participating Zions entity based on the number of months of Participant’s employment in each entity and each entity’s financial performance.

(9) In the event of a change in control of the Company, the Plan will be terminated and payments shall be made in accordance with the provisions of section 3 (b) of the Change in Control Plan (except using the definition of Change of Control set forth herein). Change of control means a change in ownership or effective control of the Company as defined in IRC Regulation 1.409A-3i(5).

(10) This document is intended solely to create a program for the creation and distribution of incentive bonus compensation on a short term deferral basis to a select group of management or highly compensated employees. Nothing herein creates a contractual obligation binding on the Board, and no Participant shall have any legal rights with respect to an Award until such Award is actually distributed, whether from this Plan or if deferred, from the Zions DC Plan.

(11) Any distribution under this Plan or the Zions DC Plan which goes to a Specified Employee may not be made before the date which is six months after the date of separation from service (or, if earlier, the date of death of the employee). Specified Employee means a participant who, as of the date of such participant’s Separation from Service is a key employee of the Company (or a member of the control group) if the participant meets the requirements of section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding section 416(i)(5))at any time during the 12 month period ending December 31. The determination date of Specified Employees shall be made as of each January 1. If a participant is a key employee as of January 1, the participant is treated as a key employee for the entire 12 month period beginning on January 1 and ending on December 31.

(12) Separation from service means a participant who is an employee of the Company has died, retired or otherwise has a termination of employment. However, the employment relationship is treated as continuing intact while the employee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the Company. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29 month period may, at the Company’s discretion, be substituted for such six month period.

(13) Termination of employment occurs when the facts and circumstances indicate that an employee of the Company reasonably anticipate that no further services would be performed after a certain date (whether as an employee or as an independent contractor) or that the level of bona fide services the employee would perform after such date (whether as an employee or an independent contractor) would permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36 month period (or the full period services to Company if the employee has been providing services to the Company less than 36 months and in accordance with applicable guidance issued by the Internal Revenue Service.

5. In all other respects the Plan is ratified and approved.

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